Exhibit (h)(6) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

SCHEDULE 1
TO SECOND AMENDED AND RESTATED SERVICES AGREEMENT
(revised 9/1/10)
The following lists the Funds and Shares subject to the Second Amended and Restated Services Agreement (“Agreement”) which have the ability to charge the maximum 0.25% Service Fee payable by the Funds pursuant to the Agreement.

FEDERATED INDEX TRUST
Federated Max-Cap Index Fund
Class C Shares
Institutional Shares
Institutional Service Shares
Federated Mid-Cap Index Fund
Institutional Service Shares